Exhibit 3.7

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ORIGIN LIFE SCIENCES, INC.

ORIGIN LIFE SCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.  The name of the Corporation is “Origin Life Sciences, Inc.”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 14, 2010 under the name Plasma Jet Technologies, Inc., on September 18, 2014 we changed our name to Advanced Plasma Therapies, Inc. pursuant to an amended and restated certificate of incorporation, on October 8, 2015 we filed a certificate of amendment changing our name to Origin, Inc., and on March 1, 2023, we filed a certificate of revival changing our name to Origin Life Sciences, Inc.

2.  This Second Amended and Restated Certificate of Incorporation (“Restated Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.  This Restated Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.

4.  The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

NAME

The name of this Corporation is ORIGIN LIFE SCIENCES, INC. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The registered office of the Corporation in the State of Delaware shall be established and maintained at the office of The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and The Corporation Trust Company shall be the registered agent of the Corporation in charge thereof.

ARTICLE III

PURPOSE

The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Hundred Ten Million Hundred Thousand (210,000,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock, each having a par value of $0.01; and Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of $0.01, of which Ten Thousand (10,000) shares have been designated as Series B 20% Preferred Stock, the powers, preferences, rights, and restrictions of which were previously set forth in a Certificate of Designations, Preferences and Rights of the Series B 20% Preferred Stock of Origin, Inc., filed in the State of Delaware on January 9, 2020, and which are now amended and restated as set forth in Section D of this Article IV.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine, and on such terms and for such consideration as shall be fixed by the Board of Directors.

D. The powers, preferences, rights, restrictions and other matters relating to the Series B Preferred Stock are as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall have a par value of $0.01 per share and shall be designated as “Series B 20% Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be 10,000 shares of Preferred Stock. The Series B Preferred Stock shall have a stated value of $100 per share (the “Stated Value”).

2. Dividends.

2.1  Payment of Dividends. Each holder of the Series B Preferred Stock (a “Series B Holder” and collectively, the “Series B Holders”) will be entitled to receive dividends at the simple rate of twenty percent (20%) of the Stated Value per share per annum, payable in cash only upon redemption of the Series B Preferred Stock, and prior to and in preference to any declaration or payment of any dividend on the common stock of the Company, par value $0.01 per share (the “Common Stock”). Any payments required to be made hereunder on any day that is not a business day shall be made on the next succeeding business day without interest or additional payment for such delay. Unless otherwise stated herein, any actions required to be made hereunder on any day that is not a business day shall be taken on the next succeeding business day.

2.2 Dividend Preference. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any shares of Common Stock or classes and series of Preferred Stock of the Company which by their terms do not rank senior to the Series B Preferred Stock (“Junior Stock”) (other than dividends payable in additional shares of Junior Stock), unless at the time of such dividend the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock.

3. Redemption

3.1 Redemption.

(a) By the Series B Holders. Commencing on the completion by the Company (following the closing of the financing in which the shares of Series B Preferred Stock are first issued) of an equity or debt financing yielding gross proceeds of $15 million or greater (the “Redemption Date”), at the option of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, the Company shall redeem all of the shares of Series B Preferred Stock (a “Redemption”) of each Series B Holder, for cash. The aggregate redemption price paid to each Series B Holder shall be equal to the Stated Value for each share of Series B Preferred Stock plus accrued but unpaid dividends thereon, multiplied by the number of shares of Series B Preferred Stock held by such Series B Holder (the “Redemption Purchase Price”). On the Redemption Date, the Company shall confirm the number of shares of Series B Preferred Stock held by each Series B Holder in accordance with its books and records. Upon the date the Redemption Purchase Price is paid to a Series B Holder, the Series B Preferred Stock held by such Series B Holder shall be deemed cancelled without any further action required of the Series B Holder or the Company.

(b) By the Company. At any time, at the election of the Company and upon written notice to the Series B Holders, the Company shall have the right to effect a Redemption of all of the shares of Series B Preferred Stock of each Series B Holder, for cash, for an amount equal to the Redemption Purchase Price. Upon the date the Redemption Purchase Price is paid to a Series B Holder, the Series B Preferred Stock held by such Series B Holder shall be deemed cancelled without any further action required of the Series B Holder or the Company.

3.2 Transfer of Preferred Stock. A Series B Holder shall not, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “Transfer”) the Series B Preferred Stock, in whole or in part, or any right, title or interest herein or hereto, except in accordance with the provisions of this certificate of designations, preferences and rights of the Series B Preferred Stock (the “Certificate”). Subject to the requirements of any written contractual arrangement between the Company and any Series B Holder, the Company may refuse to register any Transfer of Series B Preferred Stock in violation of this Certificate. Upon the Transfer of the Series B Preferred Stock, in whole or in part, through the use of an assignment form in a form reasonably satisfactory to the Company, and in accordance with applicable law or regulation, and the payment by the Series B Holder of funds sufficient to pay any transfer tax, the Company shall issue and register the Series B Preferred Stock in the name of the estate or administrator of the Series B Holder. Notwithstanding any other provision of this Certificate, the Company may refuse to register any Transfer made pursuant to this Section 3.2 unless (a) the Transfer complies in all respects with the applicable provisions of this Certificate and (b) the Transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”).

3.3  Restrictive Legend. Each certificate evidencing shares of Series B Preferred Stock issued to the Series B Holder shall bear the following restrictive legend or a similar legend until such time as the transfer of such security is not restricted under the federal securities laws:

THE TERMS OF THIS SECURITY SHALL BE GOVERNED BY THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ORIGIN LIFE SCIENCES, INC. (THE “COMPANY”), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

NEITHER THESE SECURITIES, NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. NEITHER THESE SECURITIES, NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE, MAY BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, the Series B Holders shall be entitled to receive out of the assets of the Company legally available for distribution: (a) prior to and in preference to distributions to the holders of Common Stock or Junior Stock, and (b) either subordinate to or pari passu with the holders of any other series of Preferred Stock that may be issued in the future that is expressly made senior or pari passu, as the case may be, to the Series B Preferred Stock an amount equal to the Stated Value per share of the Series B Preferred Stock plus accrued but unpaid dividends thereon. The remaining assets of the Company shall be distributed to the holders of the outstanding equity securities of the Company in accordance with their respective liquidation rights.

5. Voting Rights. Each share of Series B Preferred Stock will entitle the holder thereof to one (1) vote on any matter brought before holders of Common Stock at any annual or special meeting of the Company’s stockholders.

6. Miscellaneous.

6.1 Amendments in Writing. Except as otherwise provided herein, the provisions of this Article IV, Section D of the Restated Certificate may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the approval of the Board of Directors and Series B Holders representing at least a majority of the outstanding shares of Series B Preferred Stock, together with any other required approvals of the Company’s stockholders.

6.2 Mutilated, Lost, Stolen or Destroyed Certificate. In case a Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate, mutilated, lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity or bond, if requested, also reasonably satisfactory to it.

6.3 Notices. Notice to any Series B Holder shall be given in accordance with Section 6.8 of that certain Securities Purchase Agreement, dated January 2, 2019, between the Company and the initial Series B Holders (the “Purchase Agreement”), and otherwise to the registered address set forth in the Company’s records for such Series B Holder.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors. In no event shall the number of directors be less than the minimum prescribed by law. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. Directors need not be stockholders of the Corporation.

B. Election of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.  Removal of Directors. The Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation, entitled to vote at an election of directors. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

D. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. Bylaw Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election or directors, voting together as a single class.

F. Stockholder Nominations. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

G. Committees of the Board. Pursuant to the Bylaws the Board may establish one or more committees of the Board to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

H.  Written Consent. No action shall be taken by the stockholders by written consent or electronic transmission.

ARTICLE VI

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL, or as the same my hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officers of the Corporation for or with respect to any acts or omissions or such director or officer occurring prior to such amendment or repeal. If applicable law is amendment after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limited the personal liability of directors, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent under applicable law as so amended.

ARTICLE VII

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following actions (unless such court does not have subject matter jurisdiction thereof, in which case the federal district court of the State of Delaware shall be the sole and exclusive forum): (1) any derivative action or proceeding brought on behalf of the Corporation; (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Corporation’s Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (4) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this Article VII shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

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The foregoing Second Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation effective this ___ day of __________, 2023.

ORIGIN LIFE SCIENCES, INC.

By:
Name:	Michael Preston
Title:	Chief Executive Officer